                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              The Shaw Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                   SHAW LOGO

                              THE SHAW GROUP INC.
                          8545 UNITED PLAZA BOULEVARD
                          BATON ROUGE, LOUISIANA 70809

                       NOTICE OF THE 1999 ANNUAL MEETING
                                OF SHAREHOLDERS

     PLEASE TAKE NOTICE that the 1999 Annual Meeting of Shareholders of The Shaw Group Inc., a Louisiana corporation (the "Company"), will be held at the Hilton Hotel, 5500 Hilton Avenue, Baton Rouge, Louisiana, on January 29, 1999, at 9:00 a.m. to consider and act upon:

          (1) the election of six members to the Board of Directors;

          (2) a proposal to approve an amendment to the Company's 1993 Employee Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder; and

          (3) such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 7, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

     Your proxy card is enclosed. You are cordially invited to attend the 1999 Annual Meeting, but if you do not expect to attend or if you plan to attend but it is more convenient for the designated proxies to vote your shares, please execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Annual Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                  /s/ T. A. BARFIELD, JR.
                                                    T. A. Barfield, Jr.
                                                         Secretary

Baton Rouge, Louisiana
December 28, 1998

                                   IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE INDICATE YOUR WISHES, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                              THE SHAW GROUP INC.
                          8545 United Plaza Boulevard
                          Baton Rouge, Louisiana 70809

                                PROXY STATEMENT

     The accompanying Proxy is solicited on behalf of the Board of Directors of The Shaw Group Inc. (the "Company") for use at the 1999 Annual Meeting of Shareholders to be held on January 29, 1999, at 9:00 a.m., at the Hilton Hotel, 5500 Hilton Avenue, Baton Rouge, Louisiana, and any adjournments thereof. Only shareholders of record at the close of business on December 7, 1998 will be entitled to notice of, and to vote at, this Annual Meeting. The Company anticipates that this Proxy Statement and the accompanying Proxy will be first sent or given to the Company's shareholders on approximately December 29, 1998.

GENERAL

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The holders of shares having a majority of the voting power of the Company's common stock, no par value (the "Common Stock"), issued and outstanding and entitled to vote thereat shall be present in person or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted, in accordance with the voting procedures outlined below, for purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all matters or any matter to be acted on at the meeting. Abstentions are counted toward the calculation of a quorum. Broker non-votes (which result when a broker holding shares for a beneficial owner has not received voting instructions on certain matters from such beneficial owners) will be counted toward fulfillment of quorum requirements. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing a Proxy of a later date with the Secretary of the Company.

     The enclosed form of Proxy provides a means for a shareholder to vote for all the nominees for director listed thereon, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. The Company's by-laws provide that directors are elected by a plurality of the votes cast. There is no cumulative voting. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees. Each Proxy will be voted in accordance with the shareholder's directions.

     The enclosed form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on a proposal to approve an amendment to the Company's 1993 Employee Stock Option Plan ("Proposal 2"). The affirmative vote of a majority of the voting power of the Common Stock, present in person or represented by proxy and entitled to vote at the meeting, is required for approval of Proposal 2. An abstention with respect to Proposal 2 will have the same effect as a vote against it. Broker non-votes will not be counted with regard to Proposal 2, but have the effect of reducing the number of affirmative votes required to approve the Proposal because they reduce the number of shares present or represented from which a majority is calculated.

     The enclosed form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on any other matters as may properly come before the Annual Meeting or any adjournments thereof. Approval of any other matters as may properly come before the Annual Meeting will also require the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting.

     Unless the shareholder specifies otherwise, a Proxy in the accompanying form which is properly executed and duly returned will be voted FOR the election of the six nominees listed hereinafter under the caption "Election of Directors" and FOR Proposal 2 that is more fully discussed hereinafter under "Proposal to Approve an Amendment to the Company's 1993 Employee Stock Option Plan."

     The cost of preparing, assembling, printing and mailing this Proxy Statement, the form of Proxy, and the Notice of Annual Meeting of Shareholders will be paid by the Company. In addition to solicitation by use of the mails, solicitation of Proxies may also be made personally by certain directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. Proxies will also be solicited by Corporate Investor Communications, Inc., whose fee of $5,500 plus out-of-pocket expenses will be paid by the Company. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with such number of Proxies, proxy materials and annual reports as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses incurred in connection therewith.

     On November 30, 1998, the Company had issued and outstanding and entitled to vote 11,803,016 shares of the Common Stock. The Common Stock is the only outstanding class of voting securities of the Company.

VOTING RIGHTS OF COMMON STOCK

     The Company's articles of incorporation, as restated, provide that each outstanding share of Common Stock will entitle the holder thereof to five votes, except that holders of outstanding shares of Common Stock with respect to which there have been certain specified changes in beneficial ownership during the four years immediately preceding the record date (December 7, 1998) will be entitled to one vote per share. Thus, shares owned on or before December 7, 1994 and as to which there has been no such changes in beneficial ownership since that date, are entitled to five votes per share. Under these provisions, shares issued in the Company's initial public offering in December 1993 are entitled to five votes per share (if no intervening change in beneficial ownership has occurred) but shares issued by the Company in the public offering in December 1996 and January 1997 will be entitled to only one vote per share. See "Determination of Beneficial Ownership" on page 19 for a more detailed discussion of the provisions of the Company's articles of incorporation, as restated, relating to the voting rights of the holders of the shares of Common Stock and the manner of determination thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Common Stock as of November 30, 1998 (except as otherwise noted) with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each executive officer of the Company as of August 31, 1998 and each executive officer and director of the Company as of the date of this Proxy Statement, and (iii) all such executive officers and directors as a group. Each of the following shareholders has sole voting and investment power with respect to shares beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law or as otherwise noted. The Common Stock constitutes the only class of equity securities of the Company that is outstanding.

                                                                                       PERCENT OF
                                                              BENEFICIAL   OWNERSHIP     VOTING
NAME OF BENEFICIAL OWNER                                        SHARES      PERCENT    POWER(13)
------------------------                                      ----------   ---------   ----------
J. M. Bernhard, Jr. ........................................  1,499,566       12.7%          34.6%
11100 Mead Road, Second Floor
Baton Rouge, Louisiana 70816
G. Ray Wilkie, Jr.(1).......................................    324,238        2.7%           7.5%
Albert McAlister(2).........................................     74,542          *            1.7%
Richard F. Gill(3)..........................................     68,750          *              *
Ronald D. Brown, Jr.(4).....................................     63,500          *              *
John W. Sinders, Jr.(5).....................................     22,500          *              *
George P. Bevan(6)..........................................     21,365          *              *
David W. Hoyle(7)...........................................     15,500          *              *
L. Lane Grigsby(8)..........................................     10,350          *              *
Edward L. Pagano(9).........................................      2,700          *              *
N. Andrew Dupuy, Jr.(10)....................................      2,500          *              *
Robert L. Belk..............................................      2,000          *              *
William H. Grigg(11)........................................      1,500         --             --
Bill A. Jackson.............................................         --         --             --
All executive officers and directors as a group (14
  persons)(12)..............................................  2,109,011       17.7%          44.7%

---------------

  * less than 1%

 (1) Includes 22,500 shares of which Mr. Wilkie may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (2) Includes 5,500 shares of which Mr. McAlister may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (3) Includes 40,000 shares owned by a company in which Mr. Gill has an ownership interest and 6,250 shares of which Mr. Gill may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (4) Includes 17,500 shares of which Mr. Brown may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (5) Includes 5,500 shares of which Mr. Sinders may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (6) Includes 5,740 shares owned of record by Mr. Bevan's spouse and 15,625 shares of which Mr. Bevan may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (7) Includes 2,000 shares owned of record by Mr. Hoyle's spouse and 5,500 shares of which Mr. Hoyle may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (8) Includes 5,500 shares of which Mr. Grigsby may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

 (9) Includes 2,500 shares of which Mr. Pagano may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

(10) Represents shares of which Mr. Dupuy may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

(11) Represents shares of which Mr. Grigg may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

(12) Includes 7,740 shares owned of record by spouses of executive officers and directors and 90,375 shares of which executive officers and directors may be deemed to be the beneficial owners as a result of rights they may exercise to acquire beneficial ownership within 60 days.

(13) Based upon information available to the Company as of the date of this Proxy Statement.

ELECTION OF DIRECTORS

     At its December 8, 1997 meeting, the Board of Directors decreased the number of directorships from nine to six. Each nominee is presently a director of the Company. Each director is to be elected for a term of one year and to serve until the next annual meeting of shareholders or until his successor is elected and qualified. The enclosed form of Proxy confers discretionary authority with respect to the election of directors, but no authority under the Proxy will be exercised to vote for the election of any person as a director, other than the persons named in this Proxy Statement who have been nominated by the present Board of Directors, unless, for some reason not presently known, one or more of such nominees should become unavailable. In such event, it is intended that the Proxy would be voted for a substitute nominee or nominees who would be designated by the Board of Directors prior to the 1999 Annual Meeting of Shareholders. In order to be elected as a director, a nominee must receive a plurality of the votes cast by the holders of Common Stock. The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

          J. M. BERNHARD, JR., age 44, founder of the Company, has been President and Chief Executive Officer of the Company since its inception in September 1987. He has also been a director of the Company since its inception. Mr. Bernhard has been Chairman of the Board since August 1990. Mr. Bernhard has spent the last 20 years in the pipe fabrication business. Immediately prior to his position with the Company, Mr. Bernhard was Vice President and General Manager of Sunland Services and served on the Board of Directors of Barnard and Burk Engineers & Constructors.

          ALBERT MCALISTER, age 47, has been a director of the Company since April 1990. He served on the Company's Audit Committee from November 1993 to February 1998 and the Company's Compensation Committee from November 1993 to March 1995. Since 1975, Mr. McAlister has been a partner in the law firm of McAlister & McAlister, P.A. in Laurens, South Carolina. He also served as Chairman of the Democratic Party in South Carolina from 1990 until 1994.

          L. LANE GRIGSBY, age 57, has served as a director of the Company since January 1995 and a member of its Audit Committee since February 1998. He also served on the Company's Compensation Committee from March 1995 to February 1998. Mr. Grigsby is also the Chairman of the Board of Cajun Constructors, Inc., for which he also served as President and Chief Executive Officer from April 1973 to June 1994. He has 30 years of experience in the industrial construction industry. He also serves as an officer or director for several industry and charitable organizations, including the Associated Builders and Contractors and the Louisiana Association of Business and Industry.

          DAVID W. HOYLE, age 60, has served as a director of the Company since January 1995 and a member of its Compensation Committee since March 1995. He has also served as a member of the Audit Committee from September 1996 to February 1998. For the past twelve years, he has been self-employed primarily as a real estate developer and has been a member of the Senate Chamber of the North Carolina General Assembly since 1992. Senator Hoyle serves as a director of several private corporations, including as Chairman of the Board of Gaston Federal Bank, as well as several civic, educational and charitable organizations.

          JOHN W. SINDERS, JR., age 43, has served as a director of the Company since March 1995 and a member of its Compensation Committee since February 1998. He also served as a member of the Audit Committee from March 1995 to September 1996. He has served as a managing director of Jefferies & Company, Inc. since 1993. From 1987 to 1993, Mr. Sinders served as a managing director of Howard Weil Labouisse Friedrichs Incorporated and a member of the Board of Directors of Howard Weil from 1990 to 1993. Prior to joining Howard Weil, he was a partner with the law firm of McGlinchey, Stafford, Mintz, Cellini & Lang.

          WILLIAM H. GRIGG, age 66, has served as a director of the Company since January 1998 and a member of its Audit Committee since February 1998. He is the retired Chairman and Chief Executive Officer of Duke Power Company, now Duke Energy Corporation. Mr. Grigg began his career at Duke Power in 1963. He served as chairman and Chief Executive Officer from April 1994 to June 1997. Prior to being elected chairman, he served as vice chairman for three years. Mr. Grigg is on the board of directors of Hatteras Income Securities Inc., Nations Fund, Inc., Associated Electric and Gas Insurance Services Ltd., the Charlotte-Mecklenburg Hospital Authority and Coltec Industries Inc. He is a member of several civic and charitable organizations, serving as the Chairman of the Board of the Foundation for the Carolinas.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE SIX NOMINEES FOR DIRECTOR.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     During the fiscal year ended August 31, 1998 ("fiscal 1998"), seven meetings of the Board of Directors were held. Each incumbent director who is a nominee for re-election attended at least 75% of aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which each such director served during fiscal 1998. The Board of Directors has no nominating or other committee performing similar functions at this time. The following directors presently serve on the Audit Committee: L. Lane Grigsby and William H. Grigg. In February 1998, Messrs. Grigsby and Grigg replaced Albert McAlister and David W. Hoyle on the Audit Committee. The Audit Committee met one time during fiscal 1998. The primary functions of the Audit Committee are as follows: to review the scope and timing of the audit and non-audit services rendered by the Company's independent accountants; to review their reports upon completion of their audits; to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public; and to report to the Board of Directors on its activities. The following directors presently serve on the Compensation Committee: David W. Hoyle and John W. Sinders, Jr. In February 1998, Mr. Sinders replaced Mr. Grigsby on the Compensation Committee. The Compensation Committee met three times in fiscal 1998. The primary functions of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to determine if they meet corporate objectives. In addition, the Compensation Committee reviews the Chief Executive Officer's recommendations on (i) compensation of all officers of the Company, (ii) granting of awards under the Company's 1993 Employee Stock Option Plan and its other benefit plans, and (iii) the adoption of and/or changes to major Company compensation policies and practices.

MANAGEMENT OF THE COMPANY

     The following table provides information with respect to (i) all persons who were serving as executive officers of the Company on August 31, 1998, and
(ii) all persons who, as of the date of this Proxy Statement, are serving as executive officers of the Company. As a result of a recent corporate reorganization, (i) Messrs. Brown and Dupuy, while still employed as officers of the Company or its subsidiaries, are no longer serving as executive officers of the Company, and (ii) Messrs. Wilkie, Gill and Bevan continued as executive officers becoming Senior Vice Presidents. Mr. Pagano resigned from the Company in October 1998, and Messrs. Jackson and Belk joined the Company as executive officers in October 1998. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

                    NAME                                         POSITION
                    ----                                         --------
J. M. Bernhard, Jr. .........................  President and Chief Executive Officer
Robert L. Belk...............................  Executive Vice President, Chief Financial
                                               Officer and Treasurer
Bill A. Jackson..............................  Executive Vice President and Chief Operating
                                               Officer
G. Ray Wilkie, Jr. ..........................  Senior Vice President -- U. S. Operations
Richard F. Gill..............................  Senior Vice President -- International and
                                               Construction Operations
George P. Bevan..............................  Senior Vice President
Ronald D. Brown, Jr. ........................  President of Shaw Manufacturing & Services,
                                               Inc.*
N. Andrew Dupuy, Jr. ........................  Vice President
Edward L. Pagano.............................  Former Chief Financial Officer and Treasurer

---------------

* a wholly-owned subsidiary of the Company

     J.M. BERNHARD, JR. -- See "Election of Directors".

     ROBERT L. BELK, age 49, joined the Company in October 1998 as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Belk served Ocean Energy, Inc. as its Executive Vice President of Administration from March 1998 until October 1998, its Executive Vice President and Chief Financial Officer from June 1997 until March 1998, and as its Senior Vice President, Chief Financial Officer and Treasurer from 1993 until 1997. Prior to joining Ocean Energy, Inc., Mr. Belk was engaged in public accounting with national and local firms and as well as a sole-practitioner.

     BILL A. JACKSON, age 54, joined the Company in October 1998 as Executive Vice President and Chief Operating Officer. Prior to joining the Company, from 1995 to September 1998, Mr. Jackson served as the President, Chief Executive Officer and a Director of GSG Inc., a joint venture owned by Bechtel Corporation and EDS Corporation, and as a Vice President of Bechtel Corporation and a Senior Vice President and Director of Bechtel Services Corporation. From 1992 to 1995 he served as a Vice President of Bechtel Corporation and from 1989 to 1992, he served as Vice President of Bechtel Corporation and Manager of Worldwide Procurement. Mr. Jackson has over 24 years of experience with Bechtel Corporation and its affiliates.

     G. RAY WILKIE, JR., age 53, joined the Company in March 1988 and served as Vice President of B. F. Shaw, Inc., a wholly-owned subsidiary of the Company, from September 1990 until May 1993, as President of B. F. Shaw, Inc. from May 1993 until November 1995, and as an Executive Vice President of the Company from November 1995 until August 1998. In September 1998, Mr. Wilkie was appointed Senior Vice President of the Company in charge of the Company's U.S. Operations, one of the Company's two principal operating divisions. Mr. Wilkie also served as a director of the Company from January 1993 until March 1995. Mr. Wilkie has spent the last 31 years in the pipe fabrication business.

     RICHARD F. GILL, age 55, has been employed by the Company since March 20, 1997, when the Company acquired certain assets of MERIT Industrial Constructors, Inc. and other affiliated entities ("MERIT"). Mr. Gill served as the President of Shaw Process and Industrial Group, Inc., a wholly-owned subsidiary of the Company from March 1997 until August 1998, and in September 1998 he was appointed a Senior Vice President of the Company in charge of Construction and International Operations, one of the Company's two principal operating divisions. Mr. Gill was President of MERIT since it was founded in January 1982. MERIT was an industrial construction and maintenance firm based in Baton Rouge, Louisiana. Mr. Gill has over 31 years experience in the industrial construction and maintenance industry.

     GEORGE P. BEVAN, age 51, has been employed by the Company since September 1994, and served as an Executive Vice President of the Company from April 1997 to August 1998. In September 1998, he was appointed a Senior Vice President of the Company. Mr. Bevan was previously a Vice President of the Company. Prior to joining the Company, Mr. Bevan was a senior partner in the law firm of Bevan-Hernandez, which he began in 1991. He was also President of Southern United Financial Corporation, an insurance and financial services company from 1987 to 1994.

     RONALD D. BROWN, JR., age 45, has been employed by the Company since April 5, 1996, when the Company purchased all of the outstanding capital stock of his family's business, Alloy Piping Products, Inc. ("APP"), a manufacturer of specialty stainless and carbon steel pipe fittings and other stainless pipe products located in Shreveport, Louisiana. Since the acquisition, Mr. Brown has served as APP's President since joining the Company in April 1996 and as the President of Shaw Manufacturing and Services, Inc., a wholly-owned subsidiary of the Company since January 1997. Mr. Brown has over 26 years experience in the pipe fittings manufacturing business.

     N. ANDREW DUPUY, JR., age 43, has been employed by the Company since February 20, 1997, when the Company purchased all of the outstanding capital stock of United Crafts, Inc. ("UCI"), an industrial construction and maintenance company based in Baton Rouge, Louisiana. After the acquisition, Mr. Dupuy remained as UCI's President, a position he held until December 1997, and then as President of Shaw Power Services, Inc., a wholly-owned subsidiary of the Company until August 1998. He now serves as a Vice President of the Company. Mr. Dupuy has over 25 years experience in the industrial construction and maintenance industry.

     EDWARD L. PAGANO, age 40, joined the Company in May 1997 and served as the Company's Chief Financial Officer and Treasurer until his resignation in October 1998. Prior to his employment with the Company, Mr. Pagano spent eight years with Kvaerner John Brown, where he was Senior Vice President and Chief Financial Officer for its U.S. operations. Kvaerner John Brown, a division of Kvaerner a.s. of Oslo, Norway, is the third largest engineering and construction company in the world, specializing in providing total turnkey projects in the chemical, hydrocarbon and pharmaceutical industries.

EXECUTIVE COMPENSATION

     The following table contains compensation data for the last three fiscal years for the Company's Chief Executive Officer and its four other most highly compensated executive officers during fiscal 1998 (the "Named Executive Officers"). As noted above, Messrs. Dupuy and Pagano were executive officers of the Company as of August 31, 1998.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                      SECURITIES          ALL
                                  FISCAL                            OTHER ANNUAL      UNDERLYING         OTHER
NAME AND PRINCIPAL POSITION       YEAR(1)     SALARY      BONUS    COMPENSATION(5)    OPTIONS(#)    COMPENSATION(6)
---------------------------       -------    --------    -------   ---------------   ------------   ---------------
J. M. Bernhard, Jr..............   1998      $539,343    $50,000       $75,318          35,000          $ 4,142
  President, Chief Executive       1997      $500,000         --       $54,531              --          $ 4,750
Officer   and Chairman of the      1996      $500,000         --            --              --          $ 2,630
Board
Richard F. Gill(2)..............   1998      $213,221    $20,000            --              --          $ 3,132
  Senior Vice President            1997      $ 76,667         --            --          25,000               --
                                   1996            --         --            --              --               --
Edward L. Pagano(3).............   1998      $190,132    $17,500            --           7,500          $   923
  Former Chief Financial Officer   1997      $ 57,008         --            --          10,000               --
  and Treasurer                    1996            --         --            --              --               --
N. Andrew Dupuy, Jr.(4).........   1998      $189,803    $12,000            --          15,000          $ 3,548
  Vice President                   1997      $ 69,947                       --          10,000          $   500
                                   1996            --                                       --               --
G. Ray Wilkie, Jr...............   1998      $185,593    $18,500            --              --          $ 4,816
  Senior Vice President            1997      $185,000         --            --              --          $ 5,448
                                   1996      $150,000         --            --              --          $ 3,088

---------------

(1) The Company's fiscal year ends on August 31.

(2) Mr. Gill did not join the Company until March 1997.

(3) Mr. Pagano did not join the Company until May 1997 and resigned in October 1998.

(4) Mr. Dupuy did not join the Company until February 1997.

(5) Personal benefits, except those in fiscal 1998 and 1997 for Mr. Bernhard, have not been disclosed in the "Other Annual Compensation" column since, in the aggregate, they did not exceed the lesser of either $50,000 or 10% of the total salary and bonus. As a result of Company recordkeeping procedures, the amount disclosed in the fiscal 1998 and 1997 columns for Mr. Bernhard constitutes total personal benefits for the periods of January 1, 1997 through December 31, 1997 and January 1, 1996 through December 31, 1996, respectively. Of the totals, $49,616 and $37,909 represent Mr. Bernhard's personal use of Company transportation for the calendar years 1997 and 1996, respectively.

(6) Represents the Company's contribution on behalf of the officers to the Company's 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding the grants of options to purchase shares of the Company's Common Stock that were made under the Company's 1993 Employee Stock Option Plan to any of the Company's Chief Executive Officer and the Named Executive Officers during fiscal 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                            NUMBER OF    % OF TOTAL                                       VALUE AT ASSUMED
                            SECURITIES     OPTIONS                                         ANNUAL RATE OF
                            UNDERLYING   GRANTED TO     EXERCISE                             STOCK PRICE
                             OPTIONS      EMPLOYEES       PRICE         EXPIRATION        APPRECIATION FOR
           NAME             GRANTED(1)   FISCAL YEAR   $/SHARES(2)         DATE            OPTION TERM(2)
           ----             ----------   -----------   -----------   ----------------   ---------------------
J. M. Bernhard, Jr........    35,000         61%         $24.00      February 9, 2008   $528,271   $1,338,744
N. Andrew Dupuy, Jr.......    15,000         13%          24.00      February 9, 2008   $226,402   $  573,747
Edward L. Pagano..........     7,500         26%          24.00      February 9, 2008   $113,201   $  286,874

---------------

(1) The options are subject to the terms of the 1993 Employee Stock Option Plan.

(2) Based upon the closing price of a share of the Company's Common Stock listed on the New York Stock Exchange on the date of award ($24.00).

FISCAL YEAR-END OPTION VALUES

     The following table sets forth the value at August 31, 1998 of the unexercised options held by any of the Chief Executive Officer and Named Executive Officers during fiscal 1998:

                         FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SHARES
                                          UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                  OPTIONS            IN-THE-MONEY OPTIONS AT FISCAL YEAR END
                                              FISCAL YEAR-END        ---------------------------------------
                 NAME                    EXERCISABLE/UNEXERCISABLE   EXERCISABLE(1)(2)   UNEXERCISABLE(2)(3)
                 ----                    -------------------------   -----------------   -------------------
J. M. Bernhard, Jr.....................            0/35,000                    --                   0
Richard F. Gill........................        6,250/18,750                     0                   0
N. Andrew Dupuy, Jr....................        2,500/22,500                     0                   0
Edward L. Pagano.......................        2,500/15,000                     0                   0
G. Ray Wilkie, Jr......................        22,500/7,500               $29,531              $9,844

---------------

(1) The exercise prices of the reported options range from $6.75 per share to $20.25 per share with a weighted average exercise price of $10.78.

(2) The values are based upon the closing price reported on the New York Stock Exchange of the Common Stock on August 31, 1998 ($8.0625).

(3) The exercise prices of the reported options range from $6.75 per share to $24.00 per share with a weighted average exercise price of $20.92.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The persons serving as members of the Compensation Committee of the Board of Directors during fiscal 1998 were David W. Hoyle, John W. Sinders, Jr. and L. Lane Grigsby. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 1998. No executive officer of the Company served during fiscal 1998 as a director or as a member of the Compensation Committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives a fee of $10,000 per year and $750 for each meeting of the Company's Board of Directors attended. Each non-employee director serving on a committee of the Board receives a fee of $250 for each committee meeting attended. Directors are also reimbursed for certain expenses in connection with their attendance at board and committee meetings. In addition, pursuant to the Company's 1996 Non-Employee Director Stock Option Plan (the "Director Plan"), each non-employee director serving as of the effective date (July 14, 1996) of the Director Plan received an option to purchase 5,000 shares of the Company's Common Stock. These options vest in 25% increments in each of the four years following grant. In addition, each non-employee director will be awarded an additional option to purchase 1,500 shares of the Company's Common Stock on an annual basis upon his or her election or reelection to the Board. Such options will vest one year from the date of award. The exercise price for all options granted under the Director Plan is the closing price of a share of the Company's Common Stock reported on the New York Stock Exchange on the date of award.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General. The Compensation Committee of the Board of Directors (the "Committee") has been appointed by the Board as the administrator of the Company's compensation program for executive officers and key employees. During fiscal 1998, the Committee was comprised of two non-employee directors. David W. Hoyle served on the Committee for the entire fiscal year. L. Lane Grigsby served on the Committee from the beginning of fiscal 1998 until February 9, 1998, and John W. Sinders, Jr. served from February 9, 1998 through the end of fiscal 1998.

     The duties of the Committee generally are to review (a) the Company's compensation and benefit plans to determine if they meet corporate objectives and (b) the Chief Executive Officer's recommendations regarding (i) the compensation of all officers of the Company; (ii) awards under the Company's 1993 Employee Stock Option Plan (for which the Committee serves as administrator) and its other benefit plans; and (iii) the adoption of and/or changes to major Company compensation policies and practices.

     In performing the above described duties, the Committee seeks to attain the following corporate objectives: (i) to attract, motivate and retain competent employees focused on enhancing shareholder value; (ii) to correlate compensation with Company objectives and strategies; (iii) to provide compensation opportunities that are linked to the performance of the Company; and (iv) to align employee incentives with those of the Company's shareholders. No specific weighting is assigned to any of these objectives by the Committee in making decisions regarding compensation for the Chief Executive Officer (the "CEO") or executives or key employees of the Company.

     Set forth below is a discussion of the Company's executive compensation program, including a description of the decisions and actions of the Committee during fiscal 1998 with respect to compensation for the CEO and executive officers and key employees of the Company as a group.

Management Compensation

     Base Salary. In determining appropriate base salaries, the Committee considers competitive market forces as they relate to attracting and retaining highly talented executives. The Committee also considers job responsibility, experience, tenure and the cost of living in the areas where the Company's offices and facilities are located, among other factors, in setting base salary levels. In fiscal 1998, based upon recommendations of the CEO and in light of additional responsibilities necessitated by the Company's recent acquisitions and growth, the Committee approved additional raises for certain members of the Company's executive and senior management, including Messrs. Bernhard, Gill and Dupuy. The Committee believes that such raises will generally motivate and encourage such persons to continue in the employ of the Company.

     Cash Bonuses. During the Company's fiscal year ended August 31, 1995, the Company adopted an Annual Incentive Compensation Plan (the "1995 Incentive Plan") for the Company. The 1995 Incentive Plan provided for annual bonuses to all salaried employees (other than the CEO) of the Company and its domestic subsidiaries, if the Company achieved certain targets, which were based upon a minimum return on equity. The 1995 Incentive Plan provided that the bonus pool was to be 50% of the amount that net profit after taxes exceeds the target. In its fiscal years ended August 31, 1996 and 1997, the Company did not attain the threshold required for payment of bonuses under the 1995 Incentive Plan.

     In fiscal 1998, in connection with the reorganization of the Company into three principal operating groups and in an effort to, among other things, increase the efficiency and productivity of the Company's operations and encourage greater accountability of individual members of senior management, the Committee terminated the 1995 Incentive Plan and approved a new incentive plan (the "1998 Incentive Plan") proposed by the Company's management.

     The 1998 Incentive Plan provides a member of the Company's senior management with a bonus if certain budgeted performance goals are met or exceeded by such member's specific profit center or operating group. In addition, in an effort to encourage the Company's overall efficiency and promote the synergistic cooperation of its operating groups, members of senior management will receive a bonus if the Company as a whole meets or exceeds certain budgeted performance goals. Under the 1998 Incentive Plan, the aggregate bonus of any member of senior management is capped at 20% to 75% of salary depending on position, with employees in higher positions being eligible to receive a greater percentage of their salary in bonuses. Subject to such cap, the amount of any bonus increases if budgeted goals are exceeded by certain threshold percentages.

     In fiscal 1998, neither the Company as a whole nor any of the Company's three principal operating groups met or exceeded their budgeted performance goals, and accordingly no bonuses were paid to any of the Company's executive officers under the 1998 Incentive Plan. Certain non-executive members of senior management, however, received bonuses under the 1998 Incentive Plan based upon certain profit centers meeting or exceeding their budgeted performance goals.

     In fiscal 1998, the Company's management recommended and the Committee approved approximately $160,000 in discretionary cash bonuses that were paid to certain executive officers and other members of senior management in connection with their contributions to a certain acquisition by the Company. In addition, the Company paid approximately $150,000 in other discretionary cash bonuses to certain non-executive members of senior management and other employees that were recommended by Company management and approved by the Committee in light of their contributions to the Company's record performance in sales, earnings and earnings per share for fiscal 1997.

     Awards of Stock Options and Restricted Stock. The Company's 1993 Employee Stock Option Plan (the "Option Plan") is maintained by the Company to provide key employees, including employee-directors, with an additional incentive to promote the financial success of the Company as reflected in increased value in the Company's Common Stock. Stock options granted to key employees and executives have generally been long-term (10 years) and vest in 25% annual increments beginning one year from the date of grant. The Company has used, and plans to continue to use the award of stock options to align the interests of the recipients with the interests of the Company's shareholders and to provide an incentive for the key employees or executives to remain in the employ of the Company. During fiscal 1998, the Committee granted options covering a total of 57,500 shares of Common Stock.

     The Option Plan also provides for restricted stock as an additional type of award that may be made thereunder. The Committee has the sole discretion to determine the terms and conditions of the award of shares of restricted stock, but in no event may shares of restricted stock vest less than six months after the date of award. In fiscal 1998, the Committee awarded an aggregate of 30,000 shares of restricted stock that vest only if the employees receiving such shares are continuously employed by the Company in a position of equal or greater rank through July 14, 2001. The Committee believes that awards of restricted stock serve to align the officer's interests with that of the Company's shareholders and provide an incentive to the officer to remain in the Company's employ.

     On October 19, 1998, the Committee made additional awards of options as a result of the management recommendations. The options, which in the aggregate cover 983,750 shares of Common Stock, were awarded to key employees in crucial positions that will affect the Company's overall growth and performance over the next several years. The Committee believes that the awards will also result in a more equitable distribution of options to key employees, based upon current levels of responsibility. The options have an exercise price of $8.375 per share (the fair market value on the date of grant) and vest in 25% increments on each of October 19, 1999, 2000, 2001 and 2002. The options are contingent upon the approval by the Company's shareholders of the proposal to amend the Option Plan to increase the number of shares reserved for issuance thereunder at the Company's 1999 Annual Meeting. If such amendment is approved, the options granted on October 19, 1998 will replace options (the "Replaced Options") to acquire an aggregate of 106,875 shares of Common Stock (with exercise prices ranging from $17.375 to $24.00 per share) previously awarded under the Option Plan. The options granted on October 19, 1998 will have extended vesting dates as compared to the Replaced Options.

     In addition, on October 19, 1998, the Committee amended options (the "Amended Options") to purchase 38,125 shares of Common Stock (with exercise prices ranging from $7.375 to $20.25 per share) previously awarded under the Option Plan to certain officers and key employees of the Company to provide for, among other things, a reduction in the exercise prices thereof to $8.375 per share (which was the closing price listed on the New York Stock Exchange on October 19, 1998).

     The Committee's actions with respect to the Replaced Options and the Amended Options are a result of the Committee's determination that, in light of the recent drop in the market price of the Common Stock, the exercise prices of such options were too high to provide meaningful incentives and motivation to the officers and other key employees of the Company holding such options. The Committee also determined that replacing or amending options which are not "in-the-money" to bring the exercise prices thereof reasonably close to current market prices serves to align more closely the interests of the officers and key employees with the interests of the Company's shareholders.

Compensation of the Chief Executive Officer

     In September 1993, prior to the creation of the Committee, the Company's Board of Directors (other than Mr. Bernhard) determined that Mr. Bernhard's base salary should be $500,000 annually. At such time, the Board, in setting his base salary, sought to ensure that Mr. Bernhard would continue with the same strategies and manner of operating the Company as he had in the past and to ensure that he would not leave the employ of the Company. The Board, other than Mr. Bernhard, also determined in 1993 that Mr. Bernhard would be entitled to such annual bonuses as determined by the Compensation Committee (which at that time had not yet been formed), plus other various prerequisites and benefits. The Board believed at such time, and the Committee continues to believe, that Mr. Bernhard's actions create value for the Company and its shareholders. The Board, later in 1993, approved an Employment Agreement between the Company and Mr. Bernhard that incorporated the compensation package previously approved by the Board, among other things. Further, in August 1997, Mr. Bernhard's Employment Agreement was amended to provide for a ten-year term. See "Employment Agreements" elsewhere in this Proxy Statement, where Mr. Bernhard's Employment Agreement is discussed in greater detail.

     In fiscal 1998, the Committee approved a $50,000 discretionary cash bonus to Mr. Bernhard to recognize and reward his contributions to a certain acquisition by the Company. In addition, in light of, among other things, Mr. Bernhard's contributions toward the Company's continued growth in revenues and earnings since 1993 and its significant expansion of activities, as well as the his leadership in developing the Company's strategy and vision, the Committee raised his annual salary to $575,000 and granted him an option to acquire 35,000 shares of Common Stock pursuant to the Company's 1993 Employee Stock Option Plan. In October 1998, the Committee awarded Mr. Bernhard an option to acquire up to 200,000 shares of Common Stock, which option is subject to shareholder approval of the proposed amendment to the Option Plan at the 1999 Annual Meeting and replaces the aforementioned option to acquire 35,000 shares of Common Stock. The Committee believes that these actions will help retain his services and motivate his future performance. While Mr. Bernhard's significant holdings of Common Stock align his interests with those of the Company's shareholders, the Committee believes that the award of stock options provides meaningful incentive and motivation for his performance, as well as strengthen the alignment of his interests with those of the Company's shareholders in general.

                                            THE COMPENSATION COMMITTEE

                                            David W. Hoyle
                                            John W. Sinders, Jr.

EMPLOYMENT AGREEMENTS

     The Company and Mr. Bernhard are parties to an Employment Agreement (the "Employment Agreement") pursuant to which Mr. Bernhard has agreed to serve as the Company's President and Chief Executive Officer. The initial term of the Employment Agreement expired on December 31, 1996, but was automatically extended for a three-year period in accordance with provisions of the Employment Agreement since either party terminated the agreement in accordance with its terms. As of August 21, 1997, the Company and Mr. Bernhard amended the Employment Agreement to provide for a term expiring on December 31, 2007, with automatic one-year extensions thereafter unless one of the parties notifies the other in writing of his or its intention to terminate at least three months prior to the relevant December 31st. The Employment Agreement provides that Mr. Bernhard will receive, among other things, an annual base salary in the amount of $500,000 (which was raised to $575,000 in fiscal 1998), participation in the Company's bonus plan as determined by the Compensation Committee of the Board of Directors and the inclusion of Mr. Bernhard in all plans and programs of the Company which are made available to the Company's executives and other salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, long-term disability, vacations and holidays. Mr. Bernhard is also entitled under the Employment Agreement to other benefits in addition to those made available to the Company's management, including providing him with acceptable Company vehicles and other means of transportation for his personal use and benefit.

     In the event Mr. Bernhard's employment is terminated as a result of his death or disability (as defined in the Employment Agreement), he or his legal representative will receive, among other payments, all amounts owed under his Employment Agreement as of the date of his death or disability. In the event Mr. Bernhard's employment is terminated by the Company for Cause (as defined in the Employment Agreement), Mr. Bernhard will receive all amounts owed to him under his Employment Agreement as of the date of termination. In the event Mr. Bernhard's employment is terminated by the Company other than for Cause, Mr. Bernhard will receive a lump sum payment equal to the full amount payable under the Employment Agreement.

     In connection with the Company's acquisition of certain assets of MERIT Industrial Constructors, Inc. ("Merit") and it affiliates, the Company and Mr. Gill entered into an Employment and Non-Competition Agreement dated March 20, 1997 whereby the Company agreed to employ Mr. Gill for a two-year period at an annual salary of $200,000 (which salary was raised to $225,000 in fiscal
1998). The agreement also provides for an agreement by Mr. Gill not to compete with the Company for a period of two years following termination of employment.

     In connection with the Company's acquisition of all of the outstanding capital stock of United Crafts, Inc. (now named Shaw Constructors, Inc.), the company entered into an Employment and Non-Competition Agreement with Andy Dupuy with a term of three years and at an annual salary of $125,000 (which salary was raised to $200,000 in fiscal 1998). The agreement also contains a covenant not to compete for a period of two years following termination of employment.

STOCK PERFORMANCE GRAPH

     For the period commencing December 8, 1993 (the date of the Company's initial inclusion on the Nasdaq Stock Market) and ending August 31, 1998, the following line graphs provide a comparison of the total shareholder return on the Company's Common Stock with the return the Standard & Poor's Small Cap 600 Index and the Russell 2000 Index. Because the Company is the only company with securities publicly traded in the United States securities markets that is primarily engaged in the business of fabricating piping systems, there is no similar industry peer group with which to compare the Company. Thus, the Company has selected as the most appropriate peer group the Russell 2000 Index, which is an index of companies with comparable market capitalizations. All amounts have been calculated as if all dividends, if any, were reinvested.

            COMPARISON OF THE 57-MONTH CUMULATIVE TOTAL RETURN AMONG
         THE SHAW GROUP INC., THE STANDARD & POOR'S SMALL CAP 600 INDEX
                           AND THE RUSSELL 2000 INDEX

                                                      THE SHAW            S&P
               MEASUREMENT PERIOD                      GROUP            SMALLCAP        RUSSELL 2000
             (FISCAL YEAR COVERED)                    INC.(1)          600 INDEX           INDEX
12/8/93                                                        100               100               100
8/94                                                            88               102               104
8/95                                                            66               124               125
8/96                                                           227               141               139
8/97                                                           149               189               179
8/98                                                            56               161               147

---------------

(1) Based upon the price of $14.50 per share, the initial public offering price per share of the Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with its acquisition of certain assets of Merit and its affiliates, the Company entered into a lease with an affiliate of Merit and Mr. Gill for an office building and related real estate located in Baton Rouge, Louisiana. The lease was for a five-year term at a monthly rental of $5,400. The lease contained an option to purchase the office building and related real estate in favor of the Company, for which option the Company paid 40,000 shares of Shaw Common Stock. In June 1998, the Company exercised its option and purchased the office building and related real estate by paying such affiliate $654,000 in cash.

     L. Lane Grigsby, a director of the Company, is an owner of construction companies that were used by the Company in fiscal 1998 primarily as subcontractors. During fiscal 1998, the Company paid these construction companies approximately $4,000,000 for work performed.

     The Company has, from time to time, made loans to certain of its executive officers and/or entities in which such persons have a material interest. Each such loan in which the indebtedness exceeded $60,000 at any time since the beginning of fiscal 1998 is listed below with the following information indicated for each: (i) the name of the borrower; (ii) the nature of the borrower's relationship with the Company; (iii) the largest amount of indebtedness outstanding at any time since the beginning of fiscal 1998; (iv) the nature of the loan and of the transaction in which it was incurred; (v) the amount outstanding as of November 30, 1998; and (vi) the interest rate charges thereon.

          (i) Merit Industrial Constructors, Inc. ("Merit"); (ii) controlled by Richard F. Gill, an executive officer of the Company; (iii) $475,000; (iv) made in connection with the acquisition by the Company of certain assets of Merit; (v) $475,000; (vi) 8%.

          (ii) Edward L. Pagano; (ii) executive officer of the Company; (iii) $200,000; (iv) made in connection with Mr. Pagano's agreement to become employed by the Company; (v) $135,000; (vi) 0%.

          (iii) George P. Bevan; (ii) executive officer of the Company; (iii) $130,000; (iv) made in connection with Mr. Bevan's employment; (v) $130,000; (vi) 0% on $100,000 of the loan and 8.5% on $30,000 of the loan.

     The Company imputes interest on the loans to Messrs. Bevan and Pagano at the applicable federal rate and includes such amounts in their compensation for federal income tax purposes.

PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1993 EMPLOYEE STOCK OPTION
PLAN

     General. The Board of Directors is recommending for approval of the shareholders an amendment to The Shaw Group Inc. 1993 Employee Stock Option Plan (the "Option Plan") to increase the number of shares of the Company's Common Stock reserved for issuance thereunder as restricted stock or upon exercise of stock options from 590,442 shares to 1,662,500 shares, which amounts to approximately 12.5% of the shares of Common Stock outstanding at August 31, 1998.

     The Company adopted the Option Plan effective as of December 1, 1993. The persons eligible to participate in the Option Plan are key employees, including executive officers and employee-directors, as may be selected from time to time by the Compensation Committee of the Board of Directors (the "Committee"), which acts as administrator for the Option Plan. The Committee is composed of disinterested, outside directors designated by the Board of Directors. The Committee selects the persons eligible to receive options (which may be either options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or those not intended to be incentive stock options) and determines (i) the number of shares of Common Stock subject to each option; (ii) the vesting schedule of the option; (iii) the option's exercise price (which cannot be less than 100% of the fair market value on the date of grant); and (iv) the duration of the option (which cannot exceed 10 years). All options under the Option Plan are generally non-transferable other than by will or the laws of descent and distribution, and incentive stock options are exercisable during the lifetime of the optionee only while the optionee is in the employ of the Company or within three months (one year in the case of disability) after termination of employment. If the optionee dies, the option is exercisable for one year from the date of death. The Committee also may select eligible employees for awards of restricted shares of Common Stock ("Restricted Stock") under the Option Plan and determine the number of shares of Restricted Stock to be issued, the date of issuance, the price, if any, to be paid for such shares, the vesting period and any other conditions that the Committee may impose.

     Upon its adoption in 1993, 405,000 shares were initially reserved for issuance under the Option Plan. In 1995, the Option Plan was amended to increase the number of shares reserved for issuance thereunder to 850,000, which amendment was approved by the Company's shareholders at the Company's 1996 Annual Meeting. Through November 30, 1998, 259,558 shares of Common Stock have been issued pursuant to the exercise of options and the award of Restricted Stock under the Option Plan. Consequently, the aggregate number of shares of Common Stock reserved for issuance under the Option Plan is presently 590,442 shares, of which 384,746 shares cover existing options. Pursuant to the proposed amendment, the number of shares reserved for issuance under the Option Plan will be increased to 1,662,500. Currently outstanding under the Option Plan are options to purchase an aggregate of 1,367,246 shares of Common Stock, which includes options to purchase 983,750 shares of Common Stock granted on October 19, 1998 (which options will be forfeited if the proposed amendment is not approved). The maximum number of shares reserved under the Option Plan and the exercise prices of options awarded thereunder is subject to adjustment in the event of a stock dividend, split or combination, or to reflect a merger, capitalization or other change in the capital structure of or by the Company. Furthermore, subject to shareholder approval of the proposed amendment to the Option Plan, options to purchase an aggregate of 106,875 shares of Common Stock with exercise prices ranging from $17.375 to $24.00 per share will be terminated and replaced by the options granted on October 19, 1998. The following table describes the October 19, 1998 awards, to the persons and groups described therein, of options to purchase 983,750 shares of Common Stock that are subject to shareholder approval of the proposed amendment.

     New Plan Benefits.

                               NEW PLAN BENEFITS

                        1993 EMPLOYEE STOCK OPTION PLAN

                     NAME AND POSITION                        NUMBER OF STOCK OPTIONS
                     -----------------                        -----------------------
J. M. Bernhard, Jr..........................................          200,000(1)
  Chairman, President and Chief Executive Officer
Robert L. Belk..............................................           75,000
  Executive Vice President, Chief Financial Officer and
     Treasurer
Bill A. Jackson.............................................           75,000
  Executive Vice President and Chief Operating Officer
G. Ray Wilkie, Jr...........................................           42,500
  Senior Vice President
Richard F. Gill.............................................           50,000(2)
  Senior Vice President
George P. Bevan.............................................           45,625
  Senior Vice President
Executive Officer Group.....................................          488,125(3)
Non-Executive Officer Employee Group........................          495,625(4)

---------------

(1) Subject to shareholder approval of the proposed amendment to the Option Plan, this option replaces an option to acquire up to 35,000 shares of Common Stock at $24.00 per share to become exercisable in 25% increments on each of February 9, 1999, 2000, 2001 and 2002.

(2) Subject to shareholder approval of the proposed amendment to the Option Plan, this option replaces an option to acquire up to 18,750 shares of Common Stock at $20.25 per share to become exercisable in 33% increments on each of March 20, 1999, 2000 and 2001.

(3) Subject to shareholder approval of the proposed amendment to the Option Plan, these options replace options to acquire up to 53,750 shares of Common Stock.

(4) Subject to shareholder approval of the proposed amendment to the Option Plan, these options replace options to acquire up to 53,125 shares of Common Stock.

     The options granted on October 19, 1998 have an exercise price of $8.375 per share, the closing price listed on the New York Stock Exchange on the date of grant, and vest in 25% increments on each of October 19, 1999, 2000, 2001 and 2002. On November 30, 1998, the closing price of a share of Common Stock listed on the New York Stock Exchange was $8.875 per share.

     Federal Income Tax Consequences. The following statements are based on current interpretation of existing federal income tax law. The law is technical and complex and the statements below represent only a general summary of some of the applicable provisions. The following discussion sets forth federal tax consequences on the grant and exercise of an option under the Option Plan.

     Incentive Stock Options. An employee who receives an incentive stock option granted under the provisions of the Option Plan generally does not recognize taxable income on the date that the incentive stock option is granted or exercised (except that the alternative minimum tax provisions may apply to the employee). If an incentive stock option is granted, the Company cannot deduct the related compensation expense. If the incentive stock option is exercised more than three months after the employee has left the employ of the Company (the three-month period is extended to 12 months in the event of disability or in the event of death), the favorable tax treatment is not available to the employee. The incentive stock option cannot be transferred by the employee except upon the employee's death.

     With respect to the disposition of the stock received pursuant to the exercise of an incentive stock option, the tax treatment depends upon whether the stock was disposed of within the statutory holding period. The holding period is the later of two years from the date of the granting of the incentive stock option or one-year from the date that the shares were transferred to the employee upon exercise. If the employee disposes of the stock received pursuant to the exercise of the incentive stock option after the expiration of the holding period, the employee will recognize, as capital gain, income on the difference between the amount received as a result of the disposition over the employee's basis in the stock. If the employee disposes of the stock prior to the expiration of the holding period, the employee must recognize, as ordinary compensation, income from the gain on the disposition of the Common Stock and the Company may deduct from its income an amount equal to the amount that the employee recognized as ordinary compensation income.

     Nonstatutory Stock Options. An employee of the company who is awarded a nonstatutory stock option under the Option Plan will generally incur no taxable income as a result of the grant. The Company can claim no tax deduction on the date that the nonstatutory stock option is granted. The nonstatutory stock option cannot be transferred by the optionee except as provided in the Option Plan. If the nonstatutory stock option is transferred in a non-arm's length transaction, the optionee may be required to realize ordinary income at the time of the transfer to the extent of the amount realized from the disposition of the nonstatutory stock option. Upon the exercise of the nonstatutory stock option, the optionee will be required to recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price of the nonstatutory stock option. The Company will be entitled to a corresponding deduction in the amount of the income recognized by the optionee.

     Amendment or Termination of the Option Plan. The Board of Directors may amend or terminate the Option Plan at any time and from time to time provided that no such amendment shall, without the approval of shareholders of the Company, (a) change the aggregate number of shares which may be issued under options pursuant to the provisions of the Option Plan, (b) extend the term during which an option may be exercised or the termination date of the Option Plan, or (c) materially change the class of employees entitled to receive options under the Option Plan; unless, in each such case, the Company's Board of Directors shall obtain an opinion of legal counsel to the effect that shareholder approval of the amendment is not required (i) by law, (ii) the applicable rules and regulations of, or any agreement with, any national securities exchange on which the Common Stock is then listed, or if the Common Stock is not so listed, the rules and regulations of, or any agreement with, the National Association of Securities Dealers, Inc., and (iii) in order to make available to the optionee the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any similar or successor rule.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S 1993 EMPLOYEE STOCK OPTION PLAN.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16"), requires the Company's directors and certain officers and beneficial owners of the Common Stock (collectively, the "reporting persons") to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Common Stock. The reporting persons are required to furnish the Company with copies of all reports filed pursuant to Section 16(a).

     Based solely upon a review of such reports received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that, during fiscal 1998, all filing obligations applicable to the reporting persons were complied with except as follows: T. A. Barfield, Jr., the Company's Secretary and General Counsel, failed to timely file a Form 5 report with respect to a gift of Common Stock. Mr. Bevan failed to timely file a Form 5 report in connection with his appointment as a executive officer. Mr. Wilkie failed to timely file a Form 5 report with respect to two gifts of shares of Common Stock. Solely as a result of a clerical error, Mr. Bernhard failed to timely file a Form 4 report with respect to three purchases of Common Stock. Messrs. McAlister, Hoyle and Sinders failed to timely file Form 5 reports with respect to grants of options to purchase Common Stock under the Company's 1996 Non-Employee Director Stock Option Plan in connection with their re-election to the Company's Board of Directors at the 1998 Annual Meeting of Shareholders. Messrs. Pagano and Dupuy failed to timely file Form 5 reports with respect to grants of options to purchase Common Stock under the Company's 1993 Employee Stock Option Plan.

AUDITOR SERVICES

     The Company's consolidated financial statements for the fiscal year ended August 31, 1998 were audited by the firms of Arthur Andersen LLP and Hannis T. Bourgeois & Co., L.L.P., and such firms will remain as the Company's auditors until replaced by the Board of Directors. A representative of each such firm will be present at the 1999 Annual Meeting of Shareholders to respond to any appropriate questions and will have the opportunity to make a statement, if either of them so desires.

SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered by the Company for inclusion in the proxy materials for the 2000 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the Securities and Exchange Commission and received by the Company at its principal executive offices no later than August 31, 1999.

     In order for a shareholder to bring any business or nominations before the 1999 Annual Meeting of Shareholders, certain conditions set forth in Section 7(b) of the amended and restated by-laws of the Company must be complied with, including, but not limited to, the delivery of a notice to the Secretary of the Company not less than 30 nor more than 60 days in advance of the 1999 Annual Meeting, or if fewer than 40 days notice or prior disclosure of the date of the 1999 Annual Meeting is given or made to the shareholders, not later than the tenth day following the day on which the notice of the date of the 1999 Annual Meeting was mailed or such prior disclosure was made. The requirements as to the form and content of such advance notice are set forth in Section 7(b) of the Company's amended and restated by-laws, a copy of which may be obtained by contacting the Company's Secretary at (225) 296-1140.

DETERMINATION OF BENEFICIAL OWNERSHIP

     As described below, the number of votes that each shareholder will be entitled to cast at the Annual Meeting will depend on when the shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition with respect to each of such holder's shares.

     In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Company's articles of incorporation, as restated, states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of shares of Common Stock.

     The Company's articles of incorporation, as restated, provide that each outstanding share of Common Stock will entitle the holder thereof to five votes on each matter properly submitted to the shareholders of the Company for their vote, waiver, release or other action; except that no holder of outstanding shares of Common Stock will be entitled to exercise more than one vote on any such matter in respect of any share of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or to take any other action. A change in beneficial ownership of an outstanding share of Common Stock will be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise has or shares any of the following:

     (a) voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of Common Stock;

     (b) investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of Common Stock;

     (c) the right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock; or

     (d) the right to receive or retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

     Without limiting the generality of the foregoing, the following events or conditions will be deemed to involve a change in beneficial ownership of a share of Common Stock:

     (a) in the absence of proof to the contrary provided in accordance with certain procedures set forth below, a change in beneficial ownership will be deemed to have occurred (i) whenever an outstanding share of Common Stock is transferred of record into the name of any other person and (ii) upon the issuance of shares in a public offering;

     (b) in the case of an outstanding share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth below that there has been no change in the person or persons who or that direct the exercise of the rights referred to in subparagraphs
         (a) through (d), inclusive, of the preceding paragraph with respect to such outstanding share of Common Stock during the four years immediately preceding the date on which a determination is made of the shareholders of the Company entitled to vote or to take any other action, then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period;

     (c) in the case of an outstanding share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting or a change in such trustee agent, guardian or custodian; or

     (d) in the case of outstanding shares of Common Stock beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of 5% of the outstanding shares of Common Stock, fails to notify the Company of such ownership within ten days after such acquisition, a change in beneficial ownership of such shares of Common Stock will be deemed to occur on each day while such failure continues.

     Notwithstanding any other provision in the Company's articles of incorporation, as restated, to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of:

     (a) any transfer of any interest in an outstanding share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of the Company's articles of incorporation, as restated;

     (b) any changes in beneficiary of any trust, or any distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person; the adoption of any natural person prior to age 18; or the passage of a given period of time or the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement;

     (c) any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of Common Stock if neither such successor has, nor its predecessor had, the power to vote or to dispose of such share of Common Stock without further instructions from others;

     (d) any change in the person to whom dividends or other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

     (e) any issuance of a share of Common Stock by the Company or any transfer by the Company of a share of Common Stock held in treasury other than in a public offering thereof, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer;

     (f) any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

     (g) any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption ("relatives") or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

     (h) any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee shall have been a natural person);

     (i) any appointment of a successor trustee who or which was specifically named in a trust instrument prior to December 8, 1993; or

     (j) any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than 50% of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four-year period preceding the appointment of such successor trustee.

     All determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors of the Company or, at any time when the Company employs a transfer agent with respect to the shares of Common Stock, at the Company's request, by such transfer agent on the Company's behalf. In accordance with the Company's articles of incorporation, as restated, written procedures designated to facilitate such determinations are to be established and may be amended from time to time by the Board of Directors. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent will be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

     In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend will be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired. Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock constitute a single class of shares of the Company.

     By resolution duly adopted by the Board of Directors of the Company pursuant to the foregoing provisions of the Company's articles of incorporation, as restated, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled:

     (i) The Company may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the period following December 7, 1994, and until the date (December 7, 1998) on which a determination is made of the shareholders of the Company who are entitled to vote or take any other action at the Annual Meeting. Such statement may be abbreviated to state only the number of shares as to which such shareholder is entitled to exercise five votes or one vote.

     (ii) In the event the General Counsel of the Company, in his sole discretion, taking into account the standards set forth in the Company's articles of incorporation, as restated, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during such period preceding the record date, he may require such additional evidence and, until it is provided in form and substance satisfactory to him, a change in beneficial ownership during such period shall be deemed to have taken place.

     (iii) Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such shares are to be voted for any change to be effective at such meeting.

OTHER MATTERS

     The Board of Directors knows of no other matters, which may be properly, or are likely to be, brought before the meeting. However, if any proper matters are brought before the meeting, the persons named in the enclosed Proxy will vote thereon as the Board of Directors recommends.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                  [/s/ T.A. BARFIELD, JR.]

                                                     T.A. Barfield, Jr.
                                                         Secretary

Baton Rouge, Louisiana
December 28, 1998

                              THE SHAW GROUP, INC.

              11100 MEAD ROAD, SECOND FLOOR, BATON ROUGE, LA 70816

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. M. Bernhard, Jr. and Robert L. Belk as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Shaw Group Inc. held of record by the undersigned on December 7, 1998, at the annual meeting of shareholders to be held on January 29, 1999, or any adjournment hereof.

     1. ELECTION OF DIRECTORS

        [ ] FOR all nominees listed in this block (except as marked to the contrary)
        [ ] WITHHOLD AUTHORITY to vote for all nominees listed in this block
        NOMINEES: Albert McAlister, J.M. Bernhard, Jr., William H. Grigg,
        L. Lane Grigsby, David W. Hoyle and John W. Sinders, Jr.
        INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

     2. Approval of an amendment to The Shaw Group Inc. 1993 Employee Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

                      [ ] FOR                [ ] AGAINST            [ ] ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                      [ ] FOR                [ ] AGAINST            [ ] ABSTAIN


                        (Please Date and Sign on Reverse)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.


          I PLAN TO ATTEND MEETING [ ]

          Dated                                      , 199_
                ------------------------------------



          ------------------------------------------
                         Signature


          ------------------------------------------
                  Signature (if held jointly)


          ------------------------------------------
                          Title


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.